US DATA AUTHORITY, INC.

Note Conversion Resolution

I, MELVYN B. SIEGEL, hereby certify that I am the holder of a convertible loan made to US DATA AUTHORITY, INC., a Florida Corporation (the "Corporation"), and that set forth below is a true and correct copy of the resolution and understanding as to the consideration and conversion of this loan, as adopted by the unanimous written consent of the Corporation's directors as of November 15, 2001, as permitted by the Corporation's bylaws and by applicable law, and that said resolutions are in full force and effect and have not been rescinded or modified as of the date hereof:

I agree that the officers of the Corporation be, and hereby are, authorized and directed to issue nine hundred twenty-five thousand shares (925,000) Common Stock, par value .02, to me or my assigns. This will be (a) in payment of all interest that has already accrued and all interest that will accrue with respect the $250,000 promissory note by me, dated October 25, 2000, and all other notes from me dated January 5, 2001, and (b) for an extension of the maturity of such note to January 5, 2003 and October 25, 2002 respectively. I agree that at any time prior to 4/25/2002 and 7/5/202, the Corporation shall have the option to repay the principal of the notes, and should the Corporation choose not to repay the notes on or before April 25, 2002 and July 5, 2002 respectively, I shall have the right to convert the unpaid principal into Common Stock at a rate of $0.20 per share, or to demand the payment in cash following the anniversary date of January 5, 2003 and October 25, 2002 respectively.

IN WITNESS WHEREOF, I agree to the above understanding, dated this 16th day of November 2001.

/S/ Melvyn B. Siegel
Melvyn B. Siegel

cc:	David P. Lonski, Chairman; Robert Beaton, Director; Michael Cutler, Director; Richard Lucibella, Director; Raymond Markman, Director; Joseph E. Shamy, Director; Melvyn B. Siegel, Director